Exhibit 10.2

CHICO’S FAS, INC.
AMENDED AND RESTATED 2012 OMNIBUS STOCK AND INCENTIVE PLAN
PERFORMANCE AWARD AGREEMENT
FOR PERFORMANCE SHARE UNITS
CHIEF EXECUTIVE OFFICER
This Performance Award Agreement (this “Performance Award Agreement”) is effective as of August 20, 2019 (the “Grant Date”), and is entered into between Chico’s FAS, Inc., a Florida corporation (the “Company”), and Bonnie R. Brooks (the “Executive”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Company’s Amended and Restated 2012 Omnibus Stock and Incentive Plan, as amended from time to time (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Performance Award Agreement. All references to specified paragraphs pertain to paragraphs of this Performance Award Agreement unless otherwise specifically provided.
In connection with the Executive’s hiring as President and Chief Executive Officer (“CEO”) of the Company and in accordance with that Employment Offer Letter for the Executive dated July 18, 2019 (the “Employment Offer Letter”), the Human Resources, Compensation and Benefits Committee of the Board of Directors of the Company (the “Committee”) is authorized to grant this award (the “Performance Award”), in the form of performance share units (“PSUs”) under the Plan.
The Committee approved this Performance Award grant pursuant to the Plan, provided that the Executive is employed as the CEO of the Company on the Grant Date.
In consideration of the mutual promises set forth below, the parties hereto agree as follows:
1.Grant of PSUs. The Company hereby grants to the Executive the right to receive the target number of PSUs indicated on Exhibit 1 hereto (the “Target”) at the end of the Restriction Period set forth in Paragraph 5, with the earn-out opportunity to receive PSUs equal to 0% - 150% of the Target, subject to the achievement of the Minimum Performance Requirement and Performance Goals set forth in Paragraph 2. After the achievement and certification of the Minimum Performance Requirement and Performance Goals as provided in Paragraph 2.b, each earned PSU shall entitle the Executive to receive one share of Common Stock of the Company, payable on the Payment Date (as defined below), provided the applicable service requirements of Paragraphs 5, 6 and 7 are met. The PSUs are granted pursuant to the Plan and are subject to the provisions of the Plan, as well as the provisions of this Performance Award Agreement. The Executive agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan and this Performance Award Agreement. To the extent the terms of the Plan and this Performance Award Agreement are in conflict, the terms of the Plan shall govern.
2.    Earning the Award, Minimum Performance Requirement and Performance Goals. The Executive’s right to receive the PSUs is subject to the following conditions (and the PSUs shall not be considered earned until all of the below conditions are met):

a.    The Executive continues her service through the Vesting Date as set forth in Paragraph 5, subject to the provisions in Paragraphs 6 and 7; and
b.    The minimum performance requirement (the “Minimum Performance Requirement”) and performance goals (the “Performance Goals”) established by the Committee are achieved as provided in this Paragraph 2.b and Exhibit 1 hereto. (The Minimum Performance Requirement and the Performance Goals are sometimes collectively referred to hereinafter as the “Performance Requirements under Paragraph 2.b”.) The Minimum Performance Requirement is based on certain comparable sales goals during at least four quarters during the period beginning on the first day of the 3rd fiscal quarter of the Company’s 2019 fiscal year (“Fiscal Year 2019”) through the end of the Company’s 2021 fiscal year (“Fiscal Year 2021”) (the “Performance Period”) as described in more detail on Exhibit 1 hereto. The Performance Goals are based on the highest twenty (20) trading day average closing price of the Common Stock during the second half of the Performance Period and have threshold, target and maximum goals and payouts as described in more detail on Exhibit 1 hereto. The Committee may not adjust the Minimum Performance Requirement or Performance Goals during the Performance Period. If either the Minimum Performance Requirement is not met or the performance level with regard to the Performance Goals is below the established threshold, no PSUs shall be payable under this Performance Award Agreement. If the performance level with regard to the Performance Goals is above the established maximum, no PSUs shall be payable above such maximum. The Committee shall determine and certify whether the Minimum Performance Requirement has been met and the level of performance with regard to the Performance Goals after the end of the Performance Period. Except as provided otherwise in Paragraph 7.d (with regard to a Change in Control during the Performance Period), any PSUs that are not, based on the Committee’s determination, earned by performance during the Performance Period shall be cancelled and forfeited.
3.    No Transfer of PSUs. During the Restriction Period (as defined in Paragraph 5), the Executive shall have no rights to or with respect to such PSUs except as specifically set forth in this Performance Award Agreement, and, during the Restriction Period, such nonvested PSUs shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will, the laws of descent and distribution or by qualified domestic relations order or pursuant to a beneficiary designation made under the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Executive.
4.    Risk of Forfeiture. Subject to Paragraphs 6 and 7: (i) upon termination of the Executive’s Employment (as defined in Paragraph 8) prior to the appointment of a successor President and Chief Executive Officer (“Successor CEO”), (ii) upon termination of the Executive’s Board Service (as defined in Paragraph 8) after the appointment of a Successor CEO, or (iii) upon a determination that the Executive has violated any of the covenants in Paragraphs 13-18 after the appointment of a Successor CEO, in each case prior to the Vesting Date and regardless of whether the Performance Requirements under Paragraph 2.b are achieved, the Executive shall forfeit the right to receive all PSUs and all PSUs shall be automatically cancelled.
5.    Vesting Date and Payment Date. Subject to the forfeiture provisions in Paragraph 4 and the accelerated vesting provisions in Paragraphs 6 and 7, if the service requirements are met and to the extent the Performance Requirements under Paragraph 2.b are achieved, the service restrictions applicable to the PSUs will lapse on March 1, 2022 (the “Vesting Date”). The period from the Grant Date to the Vesting Date is sometimes referred to as the “Restriction Period”. To the extent not previously forfeited, the vested and earned PSUs shall be paid on March 1, 2022 (the “Payment Date”) in the form of unrestricted shares of Common Stock as provided in Paragraph 9, subject to the provisions in Paragraph 12.
6.    Accelerated Time-Based Vesting upon Termination Before Change in Control. Executive’s termination of Employment or Board Service under the following circumstances will result in acceleration of time-based vesting as follows:
a.    Involuntary Termination without Cause Prior to Appointment of Successor CEO. Unless Paragraph 7 applies, if, prior to the appointment of a Successor CEO and prior to the Vesting Date, the Company terminates the Executive’s Employment without Cause (and not due to death or Disability), then the Prorated Portion of the PSUs shall become fully time-based vested but shall remain subject to the Performance Requirements under Paragraph 2.b and, to the extent earned based on such performance, issued and delivered as unrestricted shares of Common Stock on the Payment Date as provided in Paragraph 9. For purposes of this Performance Award Agreement, the “Prorated Portion” shall equal the number of PSUs (rounded up or down to the nearest whole number) which is the product of (i) a fraction, the numerator of which is the number of months (which may not be a whole number) elapsed beginning on the first day of the Performance Period and ending on the Termination Date (as defined in Paragraph 8) and the denominator of which is the total number of months beginning on the first day of the Performance Period and ending on the last day of the Performance Period, multiplied by (ii) the total number of PSUs achieved based on the Performance Requirements under Paragraph 2.b. All other PSUs (other than the right to the Prorated Portion) shall be forfeited and cancelled. For purposes of this Performance Award Agreement, “Cause” shall mean the Executive’s engaging in any of the following conduct while an employee of the Company:

i.	Conduct resulting in a conviction of, or entering a plea of no contest to, any felony;

ii.	Conduct resulting in a conviction of, or entering a plea of no contest to, any crime related to employment, but specifically excluding traffic offenses;

iii.	Continued neglect, gross negligence, or willful misconduct by the Executive in the performance of the Executive’s duties, which has a material adverse effect on the Company or its subsidiaries;

iv.	Willful failure to take actions permitted by law and necessary to implement the policies of the Company or its subsidiaries as such policies have been communicated to the Executive;

v.	Material breach of the terms of this Performance Award Agreement, including but not limited to Paragraphs 13 through 18 herein; or

vi.
Drug or alcohol abuse to the extent that such abuse has an obvious and material adverse effect on the Company or its subsidiaries or upon the Executive’s ability to perform her duties and responsibilities.

b.    Failure to Be Re-elected to Board After Appointment of Successor CEO; Failure to be Re-nominated by Board After Appointment of Successor CEO. Unless Paragraph 7 applies, if, after the appointment of a Successor CEO but prior to the Vesting Date, either: (i) the Executive’s Board Service ceases due to failure to be re-elected by shareholders or (ii) the Executive is not re-nominated by the Board and the Executive’s Board Service ceases at the end of her term, then the Prorated Portion of the PSUs shall become fully time-based vested but shall remain subject to the Performance Requirements under Paragraph 2.b and, to the extent earned based on such performance, issued and delivered as unrestricted shares of Common Stock on the Payment Date as provided in Paragraph 9.
c.    Death or Disability. If the Executive’s Employment or Board Service with the Company is terminated due to death or Disability prior to the Vesting Date, then the Prorated Portion of the PSUs shall become fully time-based vested but shall remain subject to the Performance Requirements under Paragraph 2.b and, to the extent earned, the Prorated Portion of the PSUs shall be issued and delivered as unrestricted shares of Common Stock on the Payment Date as provided in Paragraph 9. If still employed at the time, the Executive shall be deemed to have a Disability if determined to be disabled in accordance with the applicable disability insurance program of the Company. If not still employed at the time, the Executive’s Disability status shall be determined using the same criteria and by the same persons as provided in the Company’s disability insurance program, in consultation with the Committee as needed.
7.    Accelerated Vesting on or after Change in Control. Notwithstanding any other provisions of this Performance Award Agreement, the provisions of this Paragraph 7 shall apply after a Change in Control (as defined in Paragraph 7.e below).
a.    If a Change in Control shall occur prior to the Payment Date and the successor company does not assume, convert, continue, or otherwise replace the PSUs on proportionate and equitable terms, to the extent not previously vested or forfeited, then the PSUs shall become fully time-based vested, shall be subject to the performance requirements set forth in Paragraph 7.d below, and shall be paid no later than thirty (30) days after the date of the Change in Control pursuant to and in accordance with the requirements of Treasury Regulations 1.409A-3(j)(4)(ix)(B) (related to termination of all similar plans and agreements subject to Code Section 409A).
b.    If a Change in Control shall occur prior to the Payment Date and the successor company does assume, convert, continue or otherwise replace the PSUs on proportionate and equitable terms, then the PSUs shall vest on the Vesting Date and continue to be subject to the terms of this Performance Award Agreement (including the forfeiture, vesting and payment timing provisions in Paragraphs 4 through 6), except that (i) the additional accelerated time-based vesting provisions in Paragraph 7.c. shall apply, and (ii) the performance requirements set forth in Paragraph 7.d below shall apply (instead of Paragraph 2.b). For all purposes under this Performance Award Agreement, references to the Company shall include the successor to the Company.

c.    If a Change in Control shall occur prior to the Payment Date and the successor company does assume, convert, continue or otherwise replace the PSUs on proportionate and equitable terms, but prior to the Vesting Date either: (i) the Company terminates the Executive’s employment other than for Cause within twenty-four (24) months after the Change in Control or the Executive terminates her Employment with the Company for Good Reason within twenty-four (24) months after the Change in Control, or (ii) the Executive is not an employee immediately prior to the Change in Control but is providing services as a director and is not appointed to serve as a director on the board of the surviving entity upon the Change in Control, then the PSUs shall become fully time-based vested, shall be subject to the performance requirements set forth in Paragraph 7.d below, and shall be paid on the Payment Date. For purposes of this Performance Award Agreement, “Good Reason” shall mean the occurrence of one of the following events: (i) the Company materially and adversely changing the Executive’s duties and responsibilities or demoting or reducing the Executive’s authority or position (other than in connection with the appointment of a Successor CEO); (ii) the Company changing the Executive’s primary place of employment to a location that is more than fifty (50) miles from Ft. Myers, Florida; or (iii) the Company reducing the Executive’s total direct compensation at target by more than thirty percent (30%), in each event provided that the Executive gives written notice to the Company of the Good Reason within ninety (90) days of the occurrence of such event, gives the Company thirty (30) days after receipt of such notice to cure such Good Reason and the Executive terminates her employment within one hundred fifty (150) days of the initial occurrence of the Good Reason.
d.    For PSUs subject to Paragraph 7.a, 7.b or 7.c above, (i) if a Change in Control occurs during the Performance Period, then (A) attainment of performance with regard to the Performance Goals shall be based on the stock price provided to shareholders for each share of Common Stock under the definitive agreement governing the Change in Control, as determined by the members of the Committee in place immediately prior to the Change in Control and (B) the Minimum Performance Requirement shall not apply, but (ii) if a Change in Control occurs after the end of the Performance Period but before the Payment Date, then the Performance Requirements under Paragraph 2.b shall apply.
e.    For purposes of this Paragraph 7, a Change in Control shall have the meaning set forth in the Plan, provided that such definition shall be interpreted and applied in a manner that complies with Code Section 409A.
8.    Definition of Service and Termination Date. For purposes of this Performance Award Agreement, “employment” or “Executive’s Employment with the Company” (or similar phrase) means employment by the Company and “Executive’s Board Service” (or similar phrase) means service with the Company as a non-employee director after having terminated employment. “Termination Date” means the date upon which the Executive’s employment ceases, if prior to the appointment of a Successor CEO, or the date upon which the Executive’s Board Service ceases if after the appointment of a Successor CEO. The employment of the Executive shall not be deemed to have been terminated because of absence from active employment on account of temporary illness or during authorized vacation or during temporary leaves of absence from active employment granted by the Company or a subsidiary for reasons of professional advancement, education, health, or government service, or during military leave for any period if the Executive returns to active employment within ninety (90) days after the termination of military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement. The Committee’s determination in good faith regarding whether a termination of employment of any type or Disability has occurred shall be conclusive and determinative.
9.    Issuance and Delivery of Shares; Ownership Rights.
a.    Issuance and Delivery of Shares. With respect to PSUs that become vested as provided in Paragraph 5, 6 or 7, the shares of Common Stock will be issued and delivered to the Executive via electronic delivery to the Executive’s account with the Company’s stock plan administrator on the Payment Date and will be freely transferable by the Executive (subject to compliance with applicable securities laws). The Committee may change the above procedure for issuance and delivery of shares of Common Stock at any time but may not change the Payment Date except to the extent allowed under Code Section 409A and, except for short administrative delays, with the consent of the Executive. Notwithstanding any other provision of this Performance Award Agreement, the issuance and delivery of the shares of Common Stock under this Paragraph 9 shall be subject to the requirements of Paragraph 12, including restrictions on transfer as provided therein to the extent applicable.
b.    Ownership Rights and Dividend Equivalents. The Executive has no voting or ownership rights with regard to the shares of Common Stock underlying the PSUs prior to the issuance of such shares. The Executive shall be credited with dividend equivalents for all dividends paid with record dates subsequent to the Grant Date and prior to the Payment Date. The Executive shall be entitled to receive such dividend equivalents in cash to the extent the underlying PSUs are vested and earned and shall in all events be paid at the same time as the PSUs are paid. To the extent any nonvested PSUs are forfeited, the dividend equivalents attributable to such PSUs shall also be forfeited. After the issuance and delivery of the shares of Common Stock, the Executive shall have all voting and ownership rights as provided to other shareholders.
10.    Reorganization of Company and Subsidiaries. The existence of this Performance Award Agreement shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the PSUs or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
11.    Adjustment of Shares. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company (each a “Recapitalization Event”), then for all purposes references herein to Common Stock or to PSUs shall mean and include all securities or other property (other than cash) that holders of Common Stock of the Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the PSUs.
12.    Certain Restrictions. By accepting the Performance Award, the Executive agrees that if at the time of delivery of the shares of Common Stock issued hereunder any sale of such shares is not covered by an effective registration statement filed under the Securities Act of 1933 (the “Act”), the Executive will acquire the Common Stock for the Executive’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition the Executive will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with the Act or any other securities law or with this Performance Award Agreement.
13.    Confidentiality. By accepting the Performance Award, the Executive agrees that both during the Executive’s employment with the Company and thereafter, the Executive will (i) exercise the utmost diligence to protect and safeguard Confidential Information; (ii) not use or disclose to any third party the Company’s and/or its subsidiaries’ Confidential Information, except in the faithful performance of the Executive’s duties for the Company or as required by law; and (iii) not use, directly or indirectly, for the Executive’s own benefit or for the benefit of another, any Confidential Information.  For purposes of this Performance Award Agreement, Confidential Information includes trade secrets and other confidential and proprietary information and materials pertaining to, among other things:  (a) designs (including garment and fabric) and fashion trends; (b) sourcing, manufacturing, merchandising, licensing and supply chain processes, techniques and plans; (c) advertising, marketing and promotional plans;  (d) technical and business strategies and processes;  (e) sales, revenues, profits, margin, expenses, and other financial information;  (f) relationships between the Company and its customers, its vendors and its employees;  (g) customers’ personal identifying information;  (h) stores and real estate, including expansion and relocation plans; (i) store operations, including policies and procedures; (j) compensation, benefits, performance history and other information relating to the Company’s and/or its subsidiaries’ employees; and (k) acquisitions, mergers, divestitures, and agreements regarding franchising and distribution.  Confidential Information does not include information that is, or becomes, generally known within the industry or generally available to the public (unless through the Executive’s improper disclosure).   The purpose of this provision is to protect the Company’s and/or its subsidiaries’ legitimate interest in maintaining the confidentiality of its private business information; accordingly, nothing herein is intended to or shall be construed to prohibit communications among associates regarding their compensation or any other terms and conditions of employment.  Nothing in this Performance Award Agreement is intended to or will be used in any way to limit the Executive’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.
14.    Non-Competition. By accepting the Performance Award, the Executive agrees that during the Restricted Period (as defined below), the Executive will not, directly or indirectly, perform any job, task, function, skill, or responsibility for a Competing Business within the Restricted Territory that the Executive has provided for the Company (or its subsidiaries) within the twelve (12) month period immediately preceding the last day of the Executive’s Employment with the Company.  For purposes of this Performance Award Agreement, a Competing Business shall mean any direct competitor of the Company which, in general, means a specialty retailer of: (i) better women’s intimate apparel, sleepwear and bath and body products; or (ii) better women’s apparel whose target customers are 35 years of age or older and have an annual household income of $75,000 or more. Competing Business includes, but is not limited to: The J. Jill Group, Inc., L Brands, Inc., Soft Surroundings Holdings, LLC, The Talbots, Inc., GAP, Inc., Victoria’s Secret Stores, Inc., and Ascena Retail Group, Inc.  The Restricted Period means the twenty-four (24) month period immediately after the last day of the Executive’s Employment with the Company. The Restricted Territory means where Company’s products are marketed as of the last day of the Executive’s Employment with the Company .  The Executive acknowledges that the foregoing restrictions may impair the Executive’s ability to engage in certain business activities during the defined period, but acknowledges that these restrictions are reasonable consideration for the grant of the Performance Award hereunder.
15.    Nonsolicitation of Employees. By accepting the Performance Award, the Executive agrees that during the Restricted Period, the Executive will not directly or indirectly solicit, induce or encourage any Company employee (including any Company’s subsidiaries’ employee) to terminate or alter his or her relationship with the Company and/or its subsidiaries.
16.    Nonsolicitation of Customers, Suppliers, and Business Associates. By accepting the Performance Award, the Executive agrees that during the Restricted Period, the Executive will not directly or indirectly induce, solicit or encourage any customer, supplier or other business associate of the Company to terminate or alter its relationship with the Company and/or its subsidiaries, or introduce, offer or sell to or for any customer or business associate, any products or services that compete with a Company product, service, marketing item, or other item which presently exists, or which was under development or active consideration during the Executive’s employment with the Company.
17.    Non-Disparagement.   By accepting the Performance Award, both during the Executive’s employment with the Company and thereafter, the Executive agrees that the Executive shall not, directly or indirectly, disparage the Company, or its successors, corporate affiliates, assigns, officers, directors, shareholders, attorneys, employees, agents, trustees, representatives, or insurers. Such prohibited disparagement shall include communicating or disclosing any information or communications to anyone or entity which is intended to or has the effect of having any negative impact on the Company, its business or reputation in the marketplace or otherwise.
18.    Reasonable Cooperation.  By accepting the Performance Award, the Executive acknowledges and agrees that, during the course of the Executive’s employment with the Company, the Executive will be involved in, and may have information or knowledge of, business matters that may become the subject of legal action, including threatened litigation, investigations, administrative proceedings, hearings or disputes. As such, upon reasonable notice, both during the Executive’s employment with the Company and for a period of five (5) years after the last day of the Executive’s Employment with the Company, the Executive agrees to cooperate fully with any investigation into, defense or prosecution of, or other involvement in, claims to which the Executive has personal and relevant knowledge that are or may be made by or against the Company. This agreement to cooperate includes talking to or meeting with such persons at times and in such places as the Company and the Executive reasonably agree to, as well as giving truthful evidence and truthful testimony. The Company shall reimburse the Executive for reasonable out-of-pocket expenses actually incurred in connection with such assistance. The Executive also promises to notify the Company within five (5) days if the Executive is subpoenaed or contacted by a third party seeking information about Company activities.
19.    Noncompliance Reporting. By accepting the Performance Award, the Executive agrees that if, at any time, the Executive learns of information suggesting conduct by an officer or employee of the Company (including of the Company’s subsidiaries) or a member of the Company’s Board that is unlawful, unethical, or constitutes a material violation of any Company policy, regardless of the source of such information, the Executive will report promptly such information to the Company through any of the Company’s internal mechanisms available for the reporting of such conduct such as, for instance, the Company’s Ethics and Compliance Hotline. Nothing in this Performance Award Agreement is intended to or will be used in any way to limit the Executive’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.
20.    Amendment and Termination. No amendment or termination of this Performance Award Agreement which would impair the rights of the Executive shall be made by the Board, the Committee or the Plan Administrator at any time without the written consent of the Executive. No amendment or termination of the Plan will adversely affect the right, title and interest of the Executive under this Performance Award Agreement or to the Performance Award granted hereunder without the written consent of the Executive.
21.    No Guarantee of Employment or Continued Service as a Director.  This Performance Award Agreement shall not confer upon the Executive any right with respect to: (i) continuance of employment or other service with the Company or any subsidiary, nor shall it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate such Executive’s employment or other service at any time or (ii) continuance of the Executive’s Board Service, nor shall it interfere in any way with any right the Company would otherwise have to terminate such Executive’s Board Service.
22.    Withholding of Taxes. To the extent withholding is required under applicable law, the Company shall have the right to (i) make deductions from the number of shares of Common Stock otherwise deliverable upon satisfaction of the conditions precedent under this Performance Award Agreement (and other amounts payable under this Performance Award Agreement) in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations, provided, in any event, the Company shall withhold only the minimum amount necessary to satisfy applicable statutory withholding requirements unless the Executive has elected to have an additional amount (up to the maximum allowed by law) withheld.
23.    Tax Provisions.
(a)     Code Section 409A Compliance. This Performance Award Agreement is intended to comply with the requirements of Code Section 409A and any right or benefit which is provided pursuant to or in connection with this Performance Award Agreement which is considered to be nonqualified deferred compensation subject to Code Section 409A (referred to as a “409A Award”) shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. Consequently, this Performance Award Agreement is intended to be administered, interpreted and construed in accordance with the applicable requirements of Code Section 409A. Notwithstanding the foregoing, the Executive and her successor in interest shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive or her successor in interest in connection with this Performance Award Agreement (including any taxes and penalties under Code Section 409A); and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive or her successor in interest harmless from any or all of such taxes or penalties.
Except as permitted under Code Section 409A, any 409A Award payable to the Executive or for her benefit with respect to the Performance Award may not be reduced by, or offset against, any amount owing by the Executive to the Company or any of its affiliates.
To the extent that entitlement to payment of any 409A Award occurs due to termination or cessation of employment, termination or cessation of employment shall be read to mean a “separation from service” within the meaning of Code Section 409A. A “separation from service” shall occur where it is reasonably anticipated that no further services will be performed after that date or that the level of bona fide services the Executive will perform after that date (whether as an employee or independent contractor of the Company or an affiliate) will permanently decrease to less than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.  Continued services solely as a director of the Company or an affiliate shall not prevent a separation from service from occurring by the Executive as permitted by Code Section 409A. Where entitlement to payment occurs by reason of a separation from service and the Executive is a “specified employee” (within the meaning of Code Section 409A, as applicable to the Company and its affiliates and using the identification methodology selected by the Company from time to time in accordance with Code Section 409A) on the date of her “separation from service”, then payment of such 409A Award shall be delayed (without interest) until the first business day after the end of the six (6) month delay period required under Code Section 409A or, if earlier, after the Executive’s death.
(b)    No Guarantee of Tax Consequences. Neither the Company nor any subsidiary or successor nor the Plan Administrator or Committee makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Performance Award Agreement.
24.    Entire Agreement. This Performance Award Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements. If the Employment Offer Letter conflicts with the terms of this Performance Award Agreement, the provisions of this Performance Award Agreement shall govern.

25.    Severability. In the event that any provision of this Performance Award Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Performance Award Agreement and this Performance Award Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.
26.    Governing Law. This Performance Award Agreement shall be construed in accordance with the laws of the State of Florida to the extent federal law does not supersede and preempt Florida law.
27.    Miscellaneous Provisions.
a.    Not a Part of Salary. The grant of this Performance Award under the Plan is not intended to be a part of the salary of the Executive.
b.    Independent Covenants. The Executive acknowledges that the promises set forth herein by either party are independent of each other and are independent of any other provision in any other agreement between the Executive and the Company and the existence of any claim or cause of action the Executive may have against the Company shall not constitute a defense to enforcement of the Executive’s promises herein.
c.    Electronic Delivery and Signatures. The Executive hereby consents and agrees to electronic delivery of share(s) of Common Stock, Plan documents, proxy materials, annual reports and other related documents. The Company has established procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan and this Performance Award Agreement). The Executive hereby consents to such procedures and agrees that her electronic signature is the same as, and shall have the same force and effect as, her manual signature. The Executive consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.
d.    Plan and Prospectus. A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Employee, and the Employee acknowledges receipt thereof.
28.    Clawback Provision. As a condition of receiving the Performance Award, the Executive acknowledges and agrees that the Executive’s rights, payments and benefits with respect to the PSUs and the shares of Common Stock underlying the PSUs shall be subject to such recovery or clawback as may be required pursuant to any applicable federal or other law or regulation, any applicable listing standard of any national securities exchange or system on which the Common Stock is then listed or reported or the terms of the Company’s Incentive Compensation Clawback Policy or similar policy as may be adopted from time to time by the Board or the Committee, which could in certain circumstances require repayment or forfeiture of the PSUs or any shares of Common Stock or other cash or property received with respect to the PSUs. Except where offset of, or recoupment from, incentive compensation covered by Code Section 409A is prohibited by Code Section 409A, to the extent allowed by law and as determined by the Committee, the Executive agrees that such repayment may, in the discretion of the Committee, be accomplished by withholding of future compensation to be paid to the Executive by the Company. Any recovery of incentive compensation covered by Code Section 409A shall be implemented in a manner which complies with Code Section 409A.

To evidence its grant of the Performance Award and the terms, conditions and restrictions thereof, the Company has signed this Performance Award Agreement as of the Grant Date. This Performance Award Agreement shall not become legally binding unless the Executive has accepted this Performance Award Agreement within thirty (30) days after the Grant Date by signing below. If the Executive fails to timely accept this Performance Award Agreement, the grant of the Performance Award shall be cancelled and forfeited ab initio.

ACKNOWLEDGED AND ACCEPTED /s/ Bonnie R. Brooks Bonnie R. Brooks EXECUTIVE	CHICO’S FAS, INC. By: /s/ Greg Baker Greg Baker, Senior Vice President, General Counsel and Corporate Secretary

Exhibit 1 to Performance Award Agreement
Grant Date:    August 20, 2019
Vesting Date: March 1, 2022
Payment Date: March 1, 2022
Target PSU:    350,000 Units
Performance Period: Beginning of 3rd Quarter of Fiscal Year 2019 through end of Fiscal Year 2021

Minimum Performance Requirement: In order to be eligible to vest in any PSUs, the Company must achieve four quarters of positive comparable sales growth (at the Company level) during the Performance Period.

Performance Goals and Payouts:

Performance Level	Highest Stock Price Achieved*	Payout as Percentage of Target**
Threshold Performance Goal	$5.00	50%
Target Performance Goal	$7.50	100%
Maximum Performance Goal	$10.00 or higher	150%
*“Highest Stock Price” means the highest twenty (20) trading day average closing price of the Common Stock during the second half of the Performance Period (11/1/2020 through 1/29/2022).

** If performance for Performance Period is between the Threshold and Target or between the Target and Maximum Performance Goals, the “Percentage of Target” achieved will be determined by applying straight line interpolation to both the Highest Stock Price achieved and the payout as percentage of Target.

Any fractional PSU earned will be rounded up or down to the nearest whole PSU. No payout will be made if Minimum Performance Requirement is not met or if the Threshold Performance Goal is not met.